Exhibit 23.1

CONSENT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-65549, 333-84331, 333-84341, 333-42670, 333-69376, 333-69376, 333-69374, 333-101104, 333-101105, 333-109275, 333-109278, 333-111089, 333-111090, 333-65551 and 333-65571) pertaining to amended and restated Stock Subscription Warrants, 1994 Stock Option Plan, 1995 International Employee Stock Purchase Plan 1999 Stock Option Plan, 2001 Stock Option Plan, Crystal Decisions, Inc. 1999 Stock Option Plan and French Employee Savings Plan of Business Objects, S.A. of our report dated February 2, 2004 with respect to the consolidated financial statements and schedule of Business Objects, S.A. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

San Jose, California
March 8, 2004